UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

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Information Statement Pursuant to Section 14(c)
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The RBB Fund, Inc.
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Abbey Capital Futures Strategy Fund
(Investment Portfolio of the RBB Fund, Inc.)
615 East Michigan Street
Milwaukee, WI 53202

May 22, 2017

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to notify shareholders of a new trading advisory agreement with a new trading adviser.

Abbey Capital Limited ("Abbey Capital" or the "Adviser") and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund's investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company's board of directors, but without obtaining approval of the Fund's shareholders.

The enclosed "Information Statement" provides information relating to the approval of a new trading advisory agreement with a new trading adviser of the Fund. The approval of the new trading advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia
President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com/

Abbey Capital Futures Strategy Fund
(Investment Portfolio of the RBB Fund, Inc.)
615 East Michigan Street
Milwaukee, WI 53202

INFORMATION STATEMENT

May 22, 2017

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the "Fund"), a portfolio of The RBB Fund, Inc. (the "Company"), to provide information regarding a new trading advisory agreement among Abbey Capital Limited ("Abbey Capital" or the "Adviser"), Aspect Capital Limited ("Aspect") and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the "Subsidiary"). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND'S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 27 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers ("Trading Advisers") to manage in percentages determined at the discretion of the Adviser.

In addition to Aspect, the Fund's Trading Advisers consist of the following existing Trading Advisers: Altis Partners (Jersey) Limited, Cantab Capital Partners LLP, Conquest Capital LLC, Eclipse Capital Management, Inc., Graham Capital Management, LP, Harmonic Capital Partners LLP, P/E Global, LLC, Revolution Capital Management, LLC, and Trigon Investment Advisors LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor ("CTA"). Trading Advisers that are not registered with the Securities and Exchange Commission ("SEC") as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary's assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the "Board") supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination, and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of the Fund's average annual net assets, payable on a monthly basis in arrears. Prior to February 28, 2017, the Fund compensated the Adviser for its services at the annual rate of 1.97% of its average daily net assets. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered four classes of shares: Class I Shares, Class A Shares, Class C Shares and Class T Shares. Class T Shares are not currently available for sale. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.79%, 2.04%, 2.79% and 2.04% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares, Class C Shares and Class T Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.79%, 2.04%, 2.79% or 2.04%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until April 30, 2018 and may not be terminated without the approval of the Board. If at any time the Advisory Agreement is in effect, the Fund's total annual fund operating expenses for a year are less than 1.79%, 2.04%, 2.79% or 2.04%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement. With interest expense included, the Fund's net expense ratios are 1.81% for Share Class I, 2.06% for Share Class A, 2.81% for Share Class C and 2.06% for Share Class T,1 net of the expense reimbursement.

Aspect Capital Limited and the Aspect Agreement

At a regular meeting of the Board held on May 4-5, 2016, the directors, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) voting separately, approved a new trading advisory agreement among the Adviser, Aspect and the Subsidiary (the "Aspect Agreement"). The Aspect Agreement became effective on February 21, 2017.

The terms and conditions of the Aspect Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Aspect under the Aspect Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Aspect Agreement, Aspect receives a fee from the Adviser to manage a portion of the

1 Interest expense for Class T Shares are estimated for the current fiscal year.

assets of the Subsidiary allocated to Aspect by the Adviser (the "Allocated Assets"). Such fee is paid by the Adviser and not by the Fund or the Subsidiary out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Aspect Agreement been in effect during the last fiscal year.

The Aspect Agreement provides that Aspect shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Aspect Agreement and the Supplemental Trading Agreement entered into by the Adviser and Aspect in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund's prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund's Chief Compliance Officer, or by the Board that have been furnished in writing to Aspect, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Aspect in performing its duties under the Aspect Agreement, all as may be in effect from time to time.

The Aspect Agreement provides that Aspect may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Aspect, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Aspect agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Aspect currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Aspect's current accounts and all proposed accounts for which Aspect has a contract to act as a CTA.

The Aspect Agreement provides that it will continue in effect for an initial term ending August 16, 2017, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Aspect, cast in person at a meeting called for the purpose of voting on such approval. The Aspect Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Aspect, by Aspect upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Aspect, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Aspect Agreement also automatically terminates upon termination of the Advisory Agreement or the Supplemental Trading Agreement.

The Aspect Agreement provides that Aspect shall not be liable for any loss arising out of any services carried out under or in connection with the Aspect Agreement or the Supplemental Trading Agreement, except a loss resulting from Aspect's material breach of the Aspect Agreement or its representations or warranties therein or resulting from Aspect's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Aspect be liable for or indemnify against any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund's assets not managed by Aspect pursuant to the Aspect Agreement or for any loss arising out of circumstances beyond Aspect's reasonable control including without limitation: acts of God; changes to law and regulation; acts of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within Aspect's control; or the failure of any relevant exchange or clearing house.

The Aspect Agreement provides that Aspect shall indemnify the Adviser and the Subsidiary, and their respective affiliates and controlling persons (the "Adviser Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, which the Adviser and/or the Subsidiary and their respective affiliates and controlling persons may sustain as a result of Aspect's material breach of the Aspect Agreement or its representations and warranties therein or as a result of Aspect's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser Indemnified Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder. Aspect shall further indemnify the Advisor Indemnified Persons of any liability and expenses, including reasonable attorneys' fees which the Advisor Indemnified Persons may sustain as a result of Aspect's material breach of the Advisory Authorization Agreement between Aspect, Bank of America N.A., the Advisor and the Subsidiary (the "AAA") provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of (i) Aspect acting on behalf of the Subsidiary in accordance with its duties under the Aspect Agreement or the AAA or (ii) Adviser Indemnified Persons' willful misfeasance, bad faith, gross negligence or reckless disregard of their duties under the AAA.

The Aspect Agreement provides that the Adviser shall indemnify Aspect, its affiliates and its controlling persons (the "Aspect Indemnified Persons") for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's material breach of the Aspect Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Aspect Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Aspect Indemnified Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Aspect. Aspect is a private limited company incorporated on January 12, 1998 and is based in London, United Kingdom. Aspect's main office is located at 10 Portman Square, London W1H 6AZ, United Kingdom. Aspect is registered with the CFTC both as a CTA and a commodity pool operator ("CPO") and is a member of the National Futures Association ("NFA") in such capacities, and is regulated by the Financial Conduct Authority in the United Kingdom. Aspect's investment philosophy is predominantly focused on capturing medium-term trend opportunities across a broad spectrum of diversified market sectors, applying a systematic and research driven approach. As of April 30, 2017, Aspect had approximately $6.3 billion in assets under management.

Portfolio Managers.

Anthony Todd (Co-Founder and Chief Executive Officer): Mr. Todd co-founded Aspect in September 1997 and is the Chief Executive Officer of Aspect. He has been a CFTC listed principal, as an Associated Member and as an Associated Person of Aspect from October 13, 1999 to the present. Mr. Todd has also been listed with the CFTC as a principal of Aspect Capital Inc. ("ACI") since April 14, 2005 as he indirectly owns more than 10% of the share capital of ACI. Mr. Todd has been approved as a swaps Associated Person of Aspect since December 27, 2012. Mr. Todd's responsibilities include taking Board level responsibility for both the oversight of market, model and operational risks and business development. Mr. Todd chairs Aspect's Risk Management Committee and is a member of Aspect's Investment Management Committee. Before establishing Aspect, Mr. Todd worked for five years (from March 1992 to October 1997) at Adam, Harding and Lueck Limited ("AHL") initially as Director of Financial Engineering and Product Development, before moving to Switzerland as Director of Marketing and Institutional Sales. Prior to this role, Mr. Todd was a strategy consultant at Mars & Co., a Paris based consultancy, from September 1990 to March 1992. From July 1989 to July 1990, Mr. Todd studied at INSEAD in France, and from September 1982 to June 1989 he was with UBS, an international investment bank, in London as Assistant Director in the International Government Bond Group. Mr. Todd holds a B.A. in Physics from Oxford University and an M.B.A. from INSEAD in France.

Martin Lueck (Co-Founder and Research Director): Mr. Lueck co-founded Aspect in September 1997, and has been listed with the CFTC as a principal, as an Associated Member and as an Associated Person of Aspect from October 13, 1999 to the present. As President of ACI, Mr. Lueck has also been listed with the CFTC as a principal of ACI since October 2004 and as an Associated Person of ACI since

December 2004. Mr. Lueck has been approved as a swaps Associated Person of each of Aspect and ACI since December 27, 2012. His duties as a principal of ACI are to assist and supervise the sales team of ACI. As Research Director, he oversees the Research team which is responsible for generating and analyzing fundamental research hypotheses for development of all Aspect's investment programs. Mr. Lueck chairs Aspect's Investment Management Committee and is a member of Aspect's Risk Management Committee. Prior to founding Aspect, Mr. Lueck was with AHL, which he co-founded in February 1987 with Michael Adam and David Harding. Man Group plc (a leading global provider of alternative investment products and solutions) completed the purchase of AHL in 1994 and Mr. Lueck left in 1996. At AHL, Mr. Lueck initially focused on trading system research before taking on responsibility for the further development of the proprietary software language which provided the platform for all of AHL's product engineering and implementation. During the period from May 1989 to April 1996, Mr. Lueck was listed with the CFTC as a principal and associated person of AHL. From May 1996 through August 1997, Mr. Lueck was on gardening leave from AHL during which time he helped establish his wife's publishing business Barefoot Books. Mr. Lueck was a Director of Research at Brockham Securities Limited, a London based commodity trading advisor, from October 1984 to February 1987 and an executive in the Japanese Equity Sales department of Nomura International, a provider of financial services for individual, institutional, corporate, and government clients, from January to October 1984. Mr. Lueck serves on the Board of the National Futures Association. Mr. Lueck holds an M.A. in Physics from Oxford University and currently serves as Chair of the Oxford Physics Development Board.

Anna Hull (Chief Risk Officer): Mrs. Hull joined Aspect in June 2008 and was appointed to Aspect's Executive Board as Chief Risk Officer in February 2017. Mrs. Hull has been listed with the CFTC as a principal of Aspect effective July 24, 2014. Mrs. Hull is in charge of Aspect's Risk team, which is responsible for the oversight of all market, model and operational risks across Aspect. Additionally, Mrs. Hull is a member of the Risk Management Committee. Between February 2014 and February 2017, Mrs. Hull held the role of Director of Risk within Aspect's Risk team. Prior to becoming Director of Risk, Mrs. Hull was Aspect's Director of Product Management. In this capacity, Mrs. Hull led the Product Management team in its role of providing transparency and quantitative expertise to Aspect's clients. Before joining Aspect, Mrs. Hull was a Senior Portfolio Manager at Old Mutual Asset Managers (UK), an asset management firm owned by the international financial services company Old Mutual. Mrs. Hull joined Old Mutual Asset Managers (UK) in August 2004 and left in May 2008, and was responsible for managing a range of quantitative hedge fund strategies and long-only portfolios. In January 2003, Mrs. Hull joined Northern Trust Global Investments (the asset management division of Northern Trust, a global financial services company) as part of its acquisition of the quantitative investment divisions of Deutsche Asset Management. Mrs. Hull was a Senior Portfolio Manager there, and left in July 2004. Mrs. Hull joined Deutsche Asset Management, then known as

Morgan Grenfell, in August 1998. Deutsche Asset Management was the global asset management division of Deutsche Bank, the global banking firm. Mrs. Hull worked as a Quantitative Portfolio Manager at Deutsche Asset Management until January 2003, transferring to Northern Trust as part of the acquisition. Mrs. Hull holds an MA in Mathematical Sciences from Oxford University. She is also a Certified FRM and a CFA charterholder.

Simon Brown (Director of Research): Dr. Brown joined Aspect in May 2004 and is Director of Research. Dr. Brown has been listed with the CFTC as a principal of Aspect effective October 13, 2014. He is responsible for the management of the Research Team, subject to the oversight of Mr. Lueck. In respect of the Aspect Diversified Program, and its modified implementations, Dr. Brown is a member of Aspect's Risk Management Committee. He is also a member of Investment Management Committee. Prior to joining the Research Team in December 2006, Dr. Brown worked on the Technology Team at Aspect, developing the middle and back office systems that are in use at Aspect. Between June 2002 and May 2004, Dr. Brown worked as a technologist in Equity Risk at UBS (an international investment bank), focusing on the development of the system that was used to manage UBS's global equity risk portfolio. From September 1999 to May 2002, Dr. Brown began his career as a consultant for Oracle Corporation (a multinational computer technology corporation), providing technology solutions to clients within finance and other industries. He holds a PhD in Computer Science from Sheffield University after gaining a 1st class degree in Computer Science and Artificial Intelligence from Birmingham University.

Principal Executive Officers and Directors. Set forth below in alphabetical order is a list of each executive officer and director of Aspect indicating position(s) held with Aspect. The address of each individual is c/o Aspect at the address noted above.

Name	Position(s) Held with Aspect
Simon A. Brown	Director of Research
Jonathan S. Caplan	Chief Compliance Officer
Kevin J. Carter	Director
Barney J.A. Dalton	Chief Technology Officer
Peter J. Gibbs	Director
Jonathan E.S. Greenwold	General Counsel
Kenneth Hope	Chief Financial Officer
Anna C. Hull	Chief Risk Officer
Martin A. Lueck	Research Director
Anthony J. Todd	Chief Executive Officer

Other Advisory Clients. Aspect also acts as investment sub-adviser to the other mutual funds listed below, which have similar investment objectives as the Fund. The table below sets forth certain information with respect to these funds.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Equinox Aspect Core Diversified Strategy Fund of Equinox Funds Trust	$32,964,813 (as of December 31, 2016)	Confidential

1.70% with respect to Class A shares, 2.45% with respect to Class C shares and 1.45% with respect to Class I shares of the Fund's average daily net assets (excluding (i) taxes, (ii) interest, (iii) extraordinary items, (iv) acquired fund fees and expenses and (v) brokerage commissions).*

Franklin K2 Global Macro Opportunities Fund of Franklin Alternative Strategies Fund	$23,705,735 (as of February 28, 2017)	Confidential	1.95% of the Fund's average daily net assets (excluding Rule 12b-1 fees; acquired fund fees and expenses; expenses related to securities sold short; and certain non-routine expenses).*

* This expense limitation agreement is made by the fund's adviser and not Aspect.

Board's Considerations in Approving the Aspect Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act), approved the Aspect Agreement at a meeting held on May 4-5, 2016 (the "Meeting"). In considering the Aspect Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Aspect; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Aspect's investment philosophies and processes; (iv) Aspect's assets under management and client descriptions; (v) Aspect's soft dollar commission and trade allocation policies, including information on the types of research and services obtained in connection with soft dollar commissions; (vi) Aspect's advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Aspect's compliance procedures; and (viii) Aspect's financial information and insurance coverage.

The Board considered the nature, extent, and quality of services to be provided by Aspect. The Board also considered the fees payable to Aspect under the proposed Aspect Agreement and the information provided by the Adviser on the services to be provided by Aspect. In this regard, the Board noted that the fees for Aspect were payable by the Adviser.

After reviewing the information regarding costs, profitability and economies of scale of Aspect, and after considering the services to be provided by Aspect, the Board concluded that the trading advisory fees to be paid by the Adviser to Aspect were fair and reasonable and that the Aspect Agreement should be approved for an initial period ending August 16, 2017.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2016, after waivers, the Fund paid advisory fees to the Adviser of $8,995,921, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $3,762,217.

As of April 30, 2017 (the "Record Date") the Company's directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2016, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of April 30, 2017, the Adviser had over $3.4 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the National Futures Association. Abbey Capital serves as the Fund's and Subsidiary's investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Financial Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director

Name	Position(s) Held with Abbey Capital Limited
Andrew Meleady	Chief Operating Officer and Chief Compliance Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. Prior to February 28, 2017, the Fund compensated the Adviser for its services at the annual rate of 1.97% of its average daily net assets. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund's administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund's principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its February 28, 2017 semi-annual report and August 31, 2016 annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	70,023,004.101
Class A	1,422,392.864
Class C	816,557.614
Class T	None

As of the Record Date, to the Company's knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of April 30, 2017
Abbey Capital Futures Strategy Fund — Class I	CHARLES SCHWAB & CO., INC. SPECIAL CUSTODY ACCT FBO CUSTOMERS ATTN: MUTUAL FUNDS 101 MONTGOMERY STREET SAN FRANCISCO, CA 94104-4122	16,667,341.398	23.80%
Abbey Capital Futures Strategy Fund — Class I	MORGAN STANLEY SMITH BARNEY LLC SPECIAL CUSTODY ACCT FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS OF MSSB 1300 THAMES ST WHARF, 6TH FLOOR BALTIMORE, MD 21231-3496	13,247,245.713	18.92%
Abbey Capital Futures Strategy Fund — Class I	MERRILL LYNCH PIERCE FENNER & SMITH, FOR THE SOLE BENEFIT OF CUSTOMERS 4800 DEER LAKE DRIVE EAST JACKSONVILLE, FL 32246-6484	11,946,863.029	17.06%
Abbey Capital Futures Strategy Fund — Class I	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN: MUTUAL FUNDS DEPARTMENT, 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY, NJ 07310	6,798,867.303	9.71%
Abbey Capital Futures Strategy Fund — Class I	WELL FARGO BANK NA FBO OMNIBUS ACCOUNT CASH/CASH P.O. BOX 1533 MINNEAPOLIS, MN 55480-1533	6,589,815.417	9.41%
Abbey Capital Futures Strategy Fund — Class I	UBS WM USA OMNI ACCOUNT M/F 1000 HARBOR BLVD, 5TH FLOOR WEEHAWKEN, NJ 07086	4,607,472.726	6.58%

Name of Fund	Shareholder Name and Address	Number and Percentage of Shares Owned as of April 30, 2017
Abbey Capital Futures Strategy Fund — Class A	MORGAN STANLEY SMITH BARNEY LLC SPECIAL CUSTODY ACCT FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS OF MSSB 1300 THAMES ST WHARF, 6TH FLOOR BALTIMORE, MD 21231-3496	736,484.501	51.78%
Abbey Capital Futures Strategy Fund — Class A	UBS WM USA OMNI ACCOUNT M/F 1000 HARBOR BLVD, 5TH FLOOR WEEHAWKEN, NJ 07086	325,349.921	22.87%
Abbey Capital Futures Strategy Fund — Class A	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN: MUTUAL FUNDS DEPARTMENT, 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY, NJ 07310	157,313.240	11.06%
Abbey Capital Futures Strategy Fund — Class A	CHARLES SCHWAB & CO., INC. SPECIAL CUSTODY ACCOUNT FBO CUSTOMERS 101 MONTGOMERY STREET SAN FRANCISCO, CA 94104-4151	103,093.010	7.25%
Abbey Capital Futures Strategy Fund — Class C	MORGAN STANLEY SMITH BARNEY LLC SPECIAL CUSTODY ACCT FOR THE EXCLUSIVE BENEFIT OF CUSTOMERS OF MSSB 1300 THAMES ST WHARF, 6TH FLOOR BALTIMORE, MD 21231-3496	624,377.184	76.46%
Abbey Capital Futures Strategy Fund — Class C	UBS WM USA OMNI ACCOUNT M/F 1000 HARBOR BLVD, 5TH FLOOR WEEHAWKEN, NJ 07086	129,269.768	15.83%
Abbey Capital Futures Strategy Fund — Class C	NATIONAL FINANCIAL SERVICES LLC FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN: MUTUAL FUNDS DEPARTMENT, 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY, NJ 07310	53,349.972	6.53%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company's principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company's By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.